EXHIBIT 99.1

DUOS TECHNOLOGIES GROUP, INC. FQ1 2022 EARNINGS CALL | MAY 16, 2022

Call Participants
EXECUTIVES Adrian G. Goldfarb Chief Financial Officer Charles Parker Ferry CEO & Director ANALYSTS Michael James Latimore Northland Capital Markets, Research Division

DUOS TECHNOLOGIES GROUP, INC. FQ1 2022 EARNINGS CALL | MAY 16, 2022

Presentation

Operator

Good afternoon. Welcome to Duos Technologies First Quarter 2022 Earnings Conference Call. Joining us for today's call are Duos' CEO Chuck Ferry and CFO, Adrian Goldfarb. Following their remarks, we will open the call for your questions. Then before we conclude today's call, I'll provide the necessary cautions regarding forward-looking statements made by management during this call. Now I would like to turn the call over to Duos' CEO, Chuck Ferry. Sir, please proceed.

Charles Parker Ferry
CEO & Director

Thank you, Mary. Welcome, everyone, and thank you for joining us. Earlier today, we issued a press release announcing our financial results for the first quarter as well as other operational highlights. A copy of the press release is available on the Investor Relations section of our website. I encourage all listeners to view that release as well as our 10-Q filing with the SEC to better understand some of the details we'll be discussing during our call. So now let's get started.

The first quarter was in line with our stated plan and has us well positioned to execute on our existing backlog for the remainder of this year and into 2023. As we discussed in our March update, the last 18 months has been about laying a foundation for the business we planned to build upon going forward. 2022 will be a year of execution. We plan to meet performance obligations for existing contracts, sign new business with current and prospective Class I rail and transit operators, continue to develop and deploy artificial intelligence and software capabilities to meet the growing demands and needs of these customers. Further our expansion efforts into adjacent market opportunities and invest in internal operations to better capitalize on all these opportunities.

Through this process, we will continue to focus on achieving operational and technical excellence to provide better products, improve customer service and attract top talent. As of today, our business is performing at its highest level in nearly 2 years, the results of which will begin to show in the latter half of 2022 and into 2023. We will discuss more details about the business later on in the call. So before we go any further, I'd like to turn the call over to our CFO, Adrian Goldfarb, who will walk us through the financial results for the quarter. Adrian?

Adrian G. Goldfarb
Chief Financial Officer

Thank you, Chuck. My comments today will be focused on our results for the first quarter ended March 31, 2022. I want to remind everyone of our 2 components to revenue that we look forward. Technology Systems which records revenues from turnkey engineered systems such as our railcar instruction portal, including AI software technology licensing and services and consulting, which primarily records recurring revenues from maintenance and support contracts of both technology systems and AI models plus any consulting services that are undertaken. As previously discussed, we've been upgrading and expanding our overall technology capabilities with a particular focus on AI and the key components of our overall product portfolio. I'm pleased to report that our average revenue per installation continues to move higher as a result of regular demand from our customers for increased function and capabilities. Due to the ongoing issues with supply chain, the time between contract award and revenue recognition has been lightening, but we expect to see higher revenues later this fiscal year and into 2023.

DUOS TECHNOLOGIES GROUP, INC. FQ1 2022 EARNINGS CALL | MAY 16, 2022

In addition, we continue to focus on our revenue mix to support growth in our recurring revenue services and software going forward. Now let's look at the numbers. Total revenue for the first quarter decreased 33% to $1.44 million compared to $2.15 million in the first quarter of 2021. Total revenue for Q1 2022 represents an aggregate of approximately $783,000 of technology systems revenue and approximately $656,000 in recurring services and consulting revenue. The decrease for Q1 2022 compared to Q1 2021, as a result of a previously discussed delays in receiving anticipated notices to proceed for new contracts as well as supply chain issues, which are extending deadlines for shipment of key components used in our technology systems. Because of the delays in anticipated start dates, several escalations may produce revenues towards the end of 2022, portions of which may ultimately be recorded in 2023. However, we remain encouraged by the breadth and scope of recent bids in which we have participated.

Before turning to cost and profitability, in future calls, I plan to discuss our contract commitments, and this is becoming an increasingly important factor as we move forward. As I've mentioned on previous calls, traditionally, there's been a period of time from the time we are awarded a contract until the moment when that contract can be recognized as revenue. The length of time between contract award and revenue recognition is extending beyond what is in the norm due to the fact that our installations have been impacted by the ongoing supply chain issues, which is a familiar theme for most technology companies. We are also observing the increasing impact of inflation on components and contracted services on our cost structure, which we are taking steps to mitigate such which may still have an impact going forward.

As mentioned on our previous call, we started the year with the largest set of contract commitments in the company's history. With this quarter's performance obligations met that number has modestly decreased and now currently stands at approximately $17 million much of which we expect to book this year. We will endeavor to keep you informed through our regular filings our progress on contract awards and an additional metric to track our progress toward our growth goals. With that in mind, let's discuss costs for the first quarter.

Cost of revenues for the first quarter decreased 26% to $1.22 million compared to $1.65 million in the first quarter of 2021. Cost of revenues on technology systems decreased for Q1 2022 compared to Q1 2021, which is consistent with the decrease in revenues. Cost of revenues on services and consulting also decreased in line with the decrease in revenues. While relatively flat when comparing the first quarter of 2022 and the equivalent period in 2021, an overall positive trend on service and consulting revenue is expected to continue as more of our business comes from recurring revenue. While there was a general cost decrease, we also experienced increased costs associated with the revamping of our operations to support an anticipated influx in the number of new systems going forward. Since much of our cost of operations is related to personnel as we have been hiring more highly experienced and skilled personnel, we have observed a general increase in the salaries being demanded as a result of both inflationary pressures and a more competitive job market.

In addition, and also as discussed previously, the impact of inflation may negatively affect the cost of revenues such that we may experience higher costs for materials. Cost of revenues is expected to continue to increase in future years but offset by faster revenue growth. Gross margin for Q1 2022 decreased 56% to $222,000 and compared to $503,000 for Q1 2021. The decrease in gross margin for Q1 2022 compared to Q1 2021, was driven by a decrease in recorded revenues as well as elevated costs associated with revamping our operations to support an anticipated increase in the number of new systems going forward. The main reason for the continued high level of cost is high cost of materials due to supply chain disruptions and inflation. We anticipate an improvement in the overall gross margin for the full year 2022 as expected revenues increase with much of the improvement coming in the second half of the year.

Operating expenses for Q1 2022 increased 23% to $2.86 million compared to $2.33 million for Q1 2021. The increase in operating expenses for Q1 2022 compared to Q1 2021 was driven by a 30% increase in general and administration expenses nearly half of which was a noncash charge related to stock compensation and a 22% increase in research and development costs, partially offset by a 9% decrease in sales and marketing costs.

DUOS TECHNOLOGIES GROUP, INC. FQ1 2022 EARNINGS CALL | MAY 16, 2022

Net operating loss for Q1 2022 totaled $2.64 million compared to a net operating loss of $1.82 million for Q1 2021. The increase in net operating loss for Q1 2022 compared to Q1 2021 was primarily attributable to the lower revenue and higher operating costs, as discussed previously. Net loss for Q1 2022 also totaled $2.64 million compared to a net loss of $406,000 for the first quarter of 2021.

The increase in net loss for Q1 2022 compared to Q1 2021, was primarily attributable to loans forgiveness related to the Paycheck Protection Plan, recorded in Q1 2021 as well as the previously noted decrease in revenue.

Let's now discuss the balance sheet. We ended the quarter with approximately $5.33 million of cash, cash equivalents compared to $894,000 at December 31, 2021. As a reminder, in February 2022, the company conducted an underwritten offering off the shelf of its common stock, resulting in gross proceeds of approximately $5.5 million after fees and expenses. The company has sufficient cash at this time to support operations through the end of 2022 and into 2023. At the present time, we have 12 months of operating cash flow without taking into consideration any anticipated new business. We believe our capital position will allow us to weather unexpected delays without significant operational impact and will enable us to pursue large projects that require major resource deployment. We increased our working capital surplus after receiving the previously mentioned gross proceeds of approximately $5.5 million in the successful takedown of the shelf registration statement.

Additionally, over the next few weeks, we are expecting to receive several large payments related to recent contract awards that will collectively bring in an additional $5 million to $6 million. Altogether, we have the necessary capital required to finance fundamental business changes that we are executing, including organization, product alignment and market focus and maintenance of our business strategy overall.

Management continues to seek to eliminate certain costs that do not contribute to short-term revenue while focusing investments on products and services that we expect to bear fruit longer term. Going forward, we expect macroeconomic effects to continue to impact us particularly current supply chain issues, which are extending the deadlines for the shipment of key components used in our technology systems and inflation, which is an ongoing upward pressure on costs. To combat these issues, we believe it is critical to begin procuring ahead of formal contract awards. The recent cash injections have relieved the strain on our cash reserves and have given sufficient lead time necessary to implement and service our committed contracts as well as increased the number of open bids and prospective business opportunities on the horizon.

We continued executing the plan to grow our business and achieve profitability, and we do not believe that we will need to raise additional capital for operations for 2022. That said, we may do so to fund selective opportunities that may arise, including any acquisitions that we may pursue.

I'd now like to provide an update on our financial projections before turning the call back over to Chuck. Based on committed contracts and near-term pending orders that are already performing or scheduled to be executed throughout the course of 2022, we are reiterating our previously stated revenue expectations for the fiscal year ending December 31, 2022. We expect total revenue for 2022 to range between $16.5 million and $18 million representing an increase of 99% to 117% from 2021.

Additionally, we expect this improvement in operating results to be reflected over the course of the full year. Due to timing and other factors, we are modeling revenues in the second quarter to sequentially improve with our improvement accelerating in the second half of the year. This concludes my financial commentary. I'll now pass the call back over to Chuck.

DUOS TECHNOLOGIES GROUP, INC. FQ1 2022 EARNINGS CALL | MAY 16, 2022

Charles Parker Ferry
CEO & Director

Thanks, Adrian. For the remainder of my remarks today, I'd like to provide an update on our strategy and the progress we're making within our 2022 operating plan. I will then provide a brief update on our outlook before turning it over to questions. As a reminder, our 2022 operating strategy is focused on 5 key areas as follows: one, improve our technical and operational delivery, which will make satisfied customers who are more equipment and services. Two, add more recurring revenue through our services, maintenance and artificial intelligence offerings. Three, continue our primary commercial focus in the real sector. Fourth, add a second commercial focus by reinitiating our efforts in the logistics and intermodal industry with our existing automated logistics information system, also known as alis and fifth, focus on recruiting and retaining top talent in a very competitive market space.

I'll now add further comments to these 5 major components of our strategy, beginning with improving our technical and operational delivery. Since my arrival in 2020, one of the core components of our updated company values have been a commitment to achieving operational and technical excellence. We believe this approach leads to higher customer satisfaction and improve new deal closure rates. Improving technical and operational delivery is something we are never completely satisfied with and constantly seeking to improve. From a high level, we are on plan with all current deployments. Additionally, our improved operational technical delivery is now driving steady contract modifications with customers.

I'll now take a minute to provide updates within our currently in progress or in process deployments. In March, we confirmed a $9 million master services agreement for thermal and vision scanner solutions from a major national passenger carrier. With the agreement fully executed, a milestone payment of approximately $4.2 million is inbound. As part of the initial award, we are installing 2 railcar inspection portals specifically designed and built to meet the requirements for high-speed passenger rail applications. Installation is expected to begin in the latter part of 2022 and be completed in 2023. We have also been selected to supply maintenance services once the portals are in operation.

One additional noteworthy line item within this agreement is the requirement for surety bonding, which essentially means that the contract award is obligated to guarantee its performance or otherwise reimburse the project owner for any financial loss in the case that it does not happen. For that reason, contractors will need their bid on operations underwritten to verify the character and financial health of the organization to support this contract work.

To that end, I'm pleased to report that we were able to successfully secure bonding for the first time in our company's history. We believe this precedent will lend us greater credibility as we compete for larger contracts with potential customers going forward.

Moving to another current deployment. In January, we announced a contract for another Class 1 rail operator to deploy an additional railcar inspection portal on the U.S. side of the customer southwestern border operations in Texas. Installation development efforts are expected to be completed by early fall, with $1 million of cash receipts anticipated in the coming weeks. We will also potentially add the deployment of other technologies ranging from unmanned aerial vehicles, expanded edge data center capabilities and information sharing with customs and border patrol and other law enforcement agencies. We have had productive meetings on a comprehensive long-term plan to expand portals within this customer's network with the priority of creating a safe corridor from Southern Mexico across the U.S. border with the ultimate goal to move rail commerce safer and faster.

DUOS TECHNOLOGIES GROUP, INC. FQ1 2022 EARNINGS CALL | MAY 16, 2022

With another Class 1 customer or installation of the new portal in Georgia is also on plan. We anticipate project completion by early fall of this year, and we are also discussing with this customer the potential to develop more long-term comprehensive railcar inspection portal coverage of their network. Our project to install a new pantograph inspection system for a major Canada City transit authorities also on plan. Installation should be complete by the end of Q2, and we are negotiating follow-on operations and maintenance as well as artificial intelligence recurring services contracts.

Our final implementation update is with one of our courthouse facilities and jails in Monroe County in Florida Keys, which is expected to be complete by the end of Q2. Once installation is complete, we expect to perform additional follow-on work with new installations and ongoing operations and maintenance recurring services. For a minute, I'd like to touch on some of the current risks that our business faces and how we plan to mitigate them.

Last quarter, we discussed the impacts of inflation and supply chain pressures. Inflation is now a reality of conducting business in today's environment. As how that impacts would do us directly consider that in most cases, our proposals of in age 3 to 6 months before contract signature. Combining supply chain delays with an inflationary market has created logically a dual negative impact. Coupled together, these issues continue to raise costs and extend the timeline for procurement, manufacturing, installation, field maintenance and most importantly, people. We estimate the cost of equipment has risen estimated 20% from a year ago, while delivery times have been extended.

Our response has been -- has continued to be a combination of both inward and outward oriented initiatives that aimed to keep a steady balance between absorbed costs and additional income and revenue. Inwardly, as Adrian noted, we secured additional working capital through an equity offering and also have an additional $5 million to $6 million from project billings on its way to us in the next few weeks. These funds will allow us to effectively pre procure necessary components to mitigate potential supply shortages.

We have also made good progress to standardize our solutions, components and subcomponents, which enables us to preorder these items while reducing the risk of ordering parts that can't be used elsewhere after project fails to materialize at the late stages. Hourly we've been negotiating price increases with new and existing customers. And are also including language in our proposals and contracts that addresses price escalation concerns. We are continuing to manage our suppliers in the procurement process. The good news is with all the work that we've done to improve the overall quality of our solutions. Our customers have been amenable to increase prices for a better product.

Moving to our second focus area, which is to continue adding more recurring revenue through our services, maintenance and artificial intelligence offerings. As a reminder, we derive recurring revenue from applications that incorporate artificial intelligence that automates physical inspections on mechanical equipment moving at high speed. We are devoting additional resources to meet the demand for more comprehensive algorithm development including the recruiting and retention of subject matter experts.

Our teams led by our Chief Technology Officer, Jeff Necciai, have continued to make significant improvements and certainly increasing the accuracy of our algorithms, while decreasing the time required to deploy these algorithms to new clients. I believe we now offer the best-in-class railcar inspection on artificial intelligence of anyone out there, and we'll be quite happy to prove it. We will continue to make further investments in AI this coming year to make it even more accurate and robust. The recent contracts we've secured both for new installations as well as upgrades to existing portals I just mentioned, include provisions for increased algorithm delivery, a trend we expect to continue going forward. From a high level, as we layer on additional services, increased maintenance work across a larger customer base, and improve the quality, complexity and application for artificial intelligence offerings, we expect to achieve consistent profitable growth.

DUOS TECHNOLOGIES GROUP, INC. FQ1 2022 EARNINGS CALL | MAY 16, 2022

Moving to commercial updates. While we are devoting significant resources to executing against our current backlog, closing new customers in the next several quarters is also a primary consideration. With existing and new customers we have a pipeline of potential new business worth over $100 million as of today's discussion.

In the transit rail space, we have also taken several inquiries from operators across the U.S. who now also have access to an infrastructure spending, which we believe will open up further opportunities for us. We look forward to updating you on our progress here. As it relates to other Class 1 railroads, this is also a major focus for us. Now that we have improved our technical delivery to our current customers, and improved our relationships within the federal rail Administration, American Association of Railroads, Customs and Border Protection and other key federal and state agencies, we are developing a more robust strategy to drive the adoption of our technology across the entire industry, which ultimately moves commerce safer and faster.

Moving to our secondary commercial focus, which is the logistics and intermodal industry. Recently, we've renewed engagement opportunities for automated logistics information system or alis. As a reminder alis automates and reduces personnel from gatehouse operations where transport trucks enter and exit large logistics and intermodal facilities. This solution incorporates a similar set of sensors, data processing and artificial intelligence to streamline logistics transactions and tracking while also offering security and safety automated -- automation services. We have already deployed this system with one North large North American retailer and we are currently responding to requests for proposals from several large retailers, railroad intermodal operators and select government agencies that manage logistics and border crossing points.

The next step here is obtaining a customs trade partnership against terrorism or what's called a C-TPAT certification from the Customs and Border Protection Agency, which is currently in progress. These requirements include expecting all sides for tractor trailer, identifying selected information and defects and creating a transactional data record of the inspection. Having our system meet the requirements of the certification will make it a much more effective solution. We are evaluating other solutions for inspecting moving vehicles including aircraft, which could provide similar benefits in terms of safety and efficiency for required inspections as part of an operational process. These expansion opportunities serve as a reminder of the importance of developing and investing in artificial intelligence and software capabilities. More algorithms operating on solid software and IT infrastructure come online every day for our customers, helping them improve their safety, velocity, dwell time and maintenance metrics.

Moving to our final area of focus, recruiting and retaining quality talent. As of today, we have a deep and very talented leadership team and employee workforce. Getting to this point has required significant time and resources but recruiting and retaining quality employees is one of the most crucial factors in the success of any company, and I consider myself the lead recruiter. As we look forward to our next set of benchmarks, both internally and externally, we are time and time again reminded that we have a deep need for team members who buy into our vision and understand what we are trying to achieve.

We believe that our current workforce reflects that mentality, and we've had a tremendous amount of success in finding new talent that does as well. I'm really fired up about the team we have assembled right now. They are extremely talented and the teamwork and collaboration is equal to that of the special operations unit [indiscernible] lead while serving on active duty in the Army that makes coming to work to lead this team an absolute privilege for me.

In summary, our first quarter was according to plan with much of the foundational work to support our expanded operational needs now complete, our business is performing at its highest level in nearly 2 years. We've had -- we have several major deployments slated for the coming months and are in active discussions with current and potential customers on additional contract awards. Our improved operational and technical delivery combined with our enhanced AI capabilities is now driving more business. With supply chain and inflationary pressures remaining a moving target for the time being, we are still on track to meet our revenue goal of $16.5 million to $18 million for this year, and have the financial resources to support the additional orders and deliveries we expect to land in the coming months.
We remain committed to our vision, which is to position Duos as a business that deploys cutting-edge technologies that helps transform precision railroading, logistics and intermodal transportation operations. And with that, we're ready to open the call for your questions. Operator, would you please provide the appropriate instructions.

DUOS TECHNOLOGIES GROUP, INC. FQ1 2022 EARNINGS CALL | MAY 16, 2022

Question and Answer

Operator

[Operator Instructions] We'll take our first question from Mike Latimore with Northland Capital.

Michael James Latimore
Northland Capital Markets, Research Division

Congrats on the strong start of the year there. Interesting to hear about the sizable cash payments coming in shortly. I guess -- is there any rev rec associated with those? Or are those more kind of balance sheet?

Charles Parker Ferry
CEO & Director

Yes, Mike, thanks for joining us today. I'll start, and then Adrian [indiscernible] for me on the financial side of things. Yes, we're expecting these are contracts that we won a late part of last year, and these are now pretty sizable milestone payments. Typically, we'll get anywhere from 30% to 50% of the contract value in upfront payments. That obviously helps us manage our cash on a go-forward basis. These are quite helpful in the fact that we've already ordered most of our long lead items prior to receiving these large cash awards -- large cash payments. So obviously, that very helpful for us. Adrian, do you want to add any color?

Adrian G. Goldfarb
Chief Financial Officer

Yes, not much cleanup required -- so yes, as far as the rev rec consumer, I guess, is the second part of the question, yes, there will be a little bit -- obviously, it lags the actual cash receipt because the cash payments come in, they're used to prefund certain components. In some cases, and this is part of the reason for the raise in the year, we have been prepurchasing components, and we've mentioned that in a lot of our filings. And as those things come in, we recognize some of the revenue as the manufacturing happens according to the ASC 606 standard, we will recognize more. So yes, the cash coming in, what we immediately recognized that we'll put us on the steady path, which we expect to be increasing somewhat sequentially in Q2, and then we'll accelerate as we go into Q4.

Michael James Latimore
Northland Capital Markets, Research Division

Okay. Great. And then I think you mentioned the pipeline number. I believe you said $100 million. Can you remind me what it was last time you gave that figure? And then what's changed?

Charles Parker Ferry
CEO & Director

Yes, I think we probably gave a similar number to that last time [indiscernible] transfers and catch. A little bit the last time it has gone up here recently. I will tell you, again, that pipeline, that's a pipeline of opportunities, a portion of which, let's call it, about 1/3 of that is with either our current Class 1 customers that are basically expanding the work that we're doing for them right now. Probably another 1/3 of that is with either -- we hope will be new Class 1 customers, but also now we're getting a lot of inquiries and we're responding to a request and providing proposals to a number of transit railroads who are now the beneficiaries of the federal funding, which is now becoming available specifically to a lot of those organizations. Another 1/3 of it is mostly due to our automated logistics information system. Queries coming in from that, but also international customers in the rail space.

DUOS TECHNOLOGIES GROUP, INC. FQ1 2022 EARNINGS CALL | MAY 16, 2022

So we've got -- again, we're getting quite a bit of inquiries from both potential alis customers mostly here in North America. But then in the rail space, a lot of international customers we've been responding to inquiries from those. So that's kind of the makeup of that pipeline.

Michael James Latimore
Northland Capital Markets, Research Division

Yes. That's helpful. And then the services line, it looks like it's grown sequentially for 4 quarters in a row now. I guess -- so we think about this as sort of a new baseline that you can build from here or?

Charles Parker Ferry
CEO & Director

Yes, absolutely. So we're showing now -- certainly once we get it to customers using our equipment they stay with us really long term and are renewing their services and maintenance, but we're also now starting to see the recurring revenue being pumped up further by the successful deployment of our artificial intelligence. And that's a trend that you're going to see continue to improve on a go-forward basis.

Operator

[Operator Instructions] There appear to be no further questions at this time. This concludes our question-and-answer session. I'd now like to turn the call back over to Mr. Ferry for his closing remarks.

Charles Parker Ferry
CEO & Director

Yes. Thank you, operator. Again, I wanted to thank everybody for joining us on today's call. It looks like we got a good mix. A number of you are currently shareholders. Well, thank you very much for joining us and for your support. And those that are new to us, thanks for joining us and having a look at us. And so I'll go ahead and turn it back over to you, operator, to finish things up.

Operator

Thank you, Mr. Ferry. Before we conclude today's call, I would like to provide Duos' safe harbor statement that includes important cautions regarding forward-looking statements made during this call. This earnings call contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking terminologies such as believes, expects, may, will, should, anticipates, plans and their opposites or similar expressions are intended to identify forward-looking statements.

We caution you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond our control, which may influence the accuracy of the statements and the projections upon which these statements are based and could cause Duos Technologies Group Inc actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in Item 1A in Duos' annual report on Form 10-K, which is expressly incorporated herein by reference and other factors as may periodically be described in Duos' filings with the SEC.
Thank you for joining us for Duos Technologies Group 2022 First Quarter Conference Call. You may now disconnect, and have a great day.